Exhibit 99.1

QUARTERLY REPORT DECEMBER 2025 HIGHLIGHTS FY25 results within market guidance, underpinned by materially improved operating base exiting the year: • Saleable production: 16 Mt, up 4% year-over-year, exited 2025 at ~18 Mt annualised run rate, highlighting the structural uplift delivered from recent investments. • Average Mining Costs Per Tonne Sold: $97.5/t, down 9% year-over-year, exited 2025 within second quartile demonstrating sustainable cost compression across both regions. • Capital spend: Major investments complete, with cash capital requirements normalising for expected improved cashflow potential in FY26. Both the Buchanan expansion and Mammoth Underground projects achieved expected run rates, with increased production from these investments expected to drive FY26 cash generation. Buchanan generated $20 million of earnings in December. Curragh Saleable production continued to grow quarter-over-quarter, with average H2 production 36.6% higher than H1, and consistently averaging 1 million product tonnes per month. The focus now shifts to wash plant improvements to maximise the margin from stable and predictable low-cost mining performance. Highest quarterly Sales volumes since Q3 FY21, up 11% quarter-over-quarter and 19% half-over-half. Achieved over $307M (13%) operating cost reduction and ~$166M mining cost reduction year-on-year, with Average Mining Cost Per Tonne Sold below midpoint of guidance, demonstrating our ability to manage through the cycle. The re-set of the Stanwell arrangements and the refinancing of the ABL Facility strengthened our liquidity by more than $400 million in 2025 and are expected to provide up to a further $200– $250 million of liquidity support in 2026 through a combination of prepayments, rebate forgiveness mechanisms and a more flexible, market aligned supply structure. As coal prices trend upward, Coronado’s high operating leverage, lower cost base and increased production run-rates are expected to position the Company to convert price momentum into strong earnings and cash generation, recommence shareholder returns and de-leverage the balance sheet.

QUARTERLY REPORT DECEMBER 2025 2 Comments from Managing Director and CEO, Douglas Thompson “Over the past three years, disciplined execution of our improvement plan has proven its value, delivering sustainably lower unit costs, higher ROM production and Saleable production and a much more predictable operating base. With the major investment phase now largely behind us and market conditions improving, Coronado enters 2026 positioned to leverage price momentum and translate operational gains into stronger cash generation. Our leaders have worked steadily through a year of intense activity and difficult moments, staying focused on supporting our people and keeping the business moving forward. I’m grateful for their resilience and consistency, which have helped us make real progress and celebrate important milestones, while also working through some very hard times. Although we achieved a step-change in operational performance in 2025, two fatal incidents, one in the U.S. and one in Australia, have occurred since mid-December. Tragic events like these are never acceptable. We are working with the relevant authorities to understand the cause of these incidents and implement remedial actions and changes where required. The health and safety of our people have always been and remain our top priority. Coronado delivered a significant structural improvement in cost performance in FY25, with operating costs reduced by approximately $307 million and both Curragh and Buchanan achieving Average Mining Costs Per Tonne Sold of $86/t, positioning the Company firmly within the mid‑point of the cost curve and well placed to drive stronger cash generation into FY26. The current phase of our plan focuses on optimising throughput at our Curragh Complex CHPP to convert increased mining performance into improved cash generation. We believe the Curragh Complex will benefit from targeted CHPP work scheduled early in the year. Buchanan’s expansion has provided higher run‑rates and greater flexibility, including a 1 Mt annualised rate in December and record skip counts as the new infrastructure decouples mine and plant maintenance. In parallel, Mammoth 2, which is currently in the feasibility study phase, is expected to have additional potential upside within our existing footprint. With our improvement plans well advanced and delivering, the operational gains achieved over the past year are clearly reflected in our performance. Since reporting a six-year record in ROM production in June at the Curragh Complex, each subsequent quarter has surpassed long-standing production trends. Q3 delivered strong growth across all production and sales metrics, including the highest Saleable production since Q1 2021 and another quarter of cost improvement. Q4 continued this momentum, setting new records across production metrics and marking our fourth consecutive quarter of sales growth. The latter half of 2025 delivered our strongest operational performance in years, achieving the highest Sales volumes since H2 FY21, the best ROM production since H1 FY19, and the best Saleable production since H1 FY21. Our dragline systems operated at their highest levels since acquisition in 2018, consistently maintaining 50% or above of total waste movement, a 10% improvement on the prior year. The cost of waste removal using the dragline method is significantly lower than trucks and excavators, materially and sustainably reducing the mining cost base at the Curragh Complex. This performance also reflects the benefits of our completed investments in the Mammoth and Buchanan expansion projects, which have increased production and lowered costs, alongside sustained productivity improvements across our base operations. We expect this momentum to continue into FY26, with our expansion projects now demonstrating planned run rates and our cost reduction programs delivering significant savings in FY25. The Buchanan expansion project and Mammoth are forecast to generate ~3 Mt of Saleable production in FY26 and are expected to continue lowering overall unit costs which together we believe will meaningfully improve earnings and cash generation. Coronado’s long‑standing partnership with Stanwell now provides a strong foundation for our long-term liquidity needs through the cycle. The material financial support which Stanwell provided in 2025; and will continue to provide in the future, is a reflection of Curragh’s significant contribution to Queensland’s energy security and economy. The November 2025 transaction with Stanwell brings forward the long-awaited FY27 re-set of our coal supply arrangement by a year, and the expected cash flows from the new arrangement, under certain liquidity conditions, exceed what would have been achieved under the original re-set. This change will allow us to review the entire Curragh operating model, with a goal of prioritising higher margin product outcomes. Our liquidity position has been materially strengthened following the $265 million refinancing of the ABL Facility with Stanwell, which has a market-competitive interest rate; and as prices improve and our expansion projects deliver increased cash flow, we plan to prioritise debt reduction to further strengthen the Company’s capital structure.

QUARTERLY REPORT
DECEMBER 2025

Looking ahead, we remain confident in the strength of our asset base. Our high-quality, long-life coal reserves, strategically located operations, highly sought-after products and well-established relationships with customers in high-growth markets provide a solid foundation for long-term value creation.

Our strategic priorities remain unchanged: to operate efficiently and safely, preserve cash, secure liquidity, and progressively deleverage the balance sheet as cashflows improve. We remain focused on value-enhancing options, including optimising our product mix in line with market requirements and potential minority asset sales, and believe we are well positioned to grow as market conditions improve.

Coronado is a business with strong fundamentals, a clear direction, and a leadership team focused on navigating current challenges while building for the future. With continued operational momentum and a strengthened capital structure, we believe the business is well set for a successful 2026."

OPERATIONS AND SALES

Quarterly Segment Production, Sales volumes, and Realised pricing

Summary Information (unaudited)		Dec Q25	Sep Q25	Change	Dec 2025 YTD	Dec 2024 YTD	Change
ROM production	**Mt**	**6.9**	**7.4**	**-7.0%**	**27.2**	**26.6**	**2.5%**
Australia	Mt	3.8	3.7	2.2%	13.4	12.6	6.6%
USA	Mt	3.1	3.7	-16.2%	13.8	14.0	-1.2%
Saleable production	**Mt**	**4.3**	**4.5**	**-4.9%**	**16.0**	**15.3**	**4.2%**
Australia	Mt	3.1	3.1	0.2%	10.6	9.7	9.9%
USA	Mt	1.2	1.4	-15.8%	5.3	5.7	-5.6%
% Met Coal	%	72.1%	72.3%	-0.2%	76.3%	79.8%	-3.5%
Sales volumes	**Mt**	**4.4**	**4.0**	**11.2%**	**15.6**	**15.8**	**-1.7%**
Australia	Mt	3.0	2.8	9.5%	10.2	10.2	0.6%
USA	Mt	1.4	1.2	14.8%	5.3	5.6	-5.7%
Sales Mix							
Met Coal	%	72.3%	72.5%	-0.2%	75.7%	79.3%	-3.6%
Thermal Coal	%	27.7%	27.5%	0.2%	24.3%	20.7%	3.6%
Export Sales	%	73.2%	69.8%	3.4%	71.0%	69.6%	1.4%
Domestic Sales	%	26.8%	30.2%	-3.4%	29.0%	30.4%	-1.4%
Avg Mining Cost / Tonne Sold	**$/t**	**97.0**	**89.7**	**8.2%**	**97.5**	**107.4**	**-9.3%**
Australia		89.6	87.3	2.7%	91.0	104.6	-13.0%
USA		112.7	95.0	18.6%	109.9	112.6	-2.3%
Realised Pricing ($/t)							
AU- Realised Met Price (FOB)	US	151.6	145.1	4.5%	149.3	203.9	-26.8%
PLV HCC FOB AUS Index Price	US	200.1	183.5	9.1%	188.3	240.4	-21.7%
% of PLV HCC FOB AUS Index	%	75.8%	79.1%	-3.3%	79.3%	84.8%	-5.5%
US - Realised Met Price (FOR)	US	144.9	154.2	-6.0%	149.2	160.1	-6.8%
% of PLV HCC FOB AUS Index	%	72.4%	84.0%	-11.6%	79.2%	66.6%	12.6%
Group - Realised Met Price (combined FOB/FOR)	US	148.8	148.6	0.1%	149.3	185.3	-19.4%
% of PLV HCC FOB AUS Index	%	74.4%	81.0%	-6.6%	79.3%	77.1%	2.2%

Note: Coronado reports its production and financial information on a geographical segment basis. Please refer to production and sales data by mine. Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them.

Group Production Overview

The December quarter delivered continued strong performance, including the highest quarterly and half year Sales volumes since FY21. Records were also set for ROM production and Saleable production, achieving the strongest half-year results since FY19 and FY21, respectively. Mining cost per tonne of ROM production averaged $56/t for FY25, the lowest level since FY21 and a ~15% improvement over the past two years. The step change reflects the success of our initiatives to increase production while reducing costs, with continued improvement anticipated.

Met Coal Sales volumes were up 11% compared to the prior quarter, while thermal coal Sales volumes increased by 12%, driven by contracted commitments.

3

QUARTERLY REPORT DECEMBER 2025 4 Year-end Inventory was approximately 1.7 Mt, with port export stock levels similar to the prior quarter. Rail and vessel scheduling delays in both Australia and the U.S constrained shipments at the end of the quarter, but these volumes are expected to translate into Sales volumes in future periods. We finished the year at the lower end of guidance for 2025 Saleable production, ending at 16 Mt, a 4% improvement on the prior year. Our operational improvements are evident across the Group, with the expanded infrastructure at Buchanan and Mammoth now supporting higher and more stable run‑rates and delivering material cost and productivity gains. Both investments were completed on time and on budget, reinforcing our disciplined capital approach. At Buchanan, the $150 million expansion increases capacity by around 1 Mt per year, with product quality in line with expectations and minimal ongoing cost uplift, enabling near full margin realisation on incremental volumes. At Mammoth, the $105 million development adds approximately 2 Mt per year of high‑quality production at costs that are materially lower than historic open‑cut operations, positioning the mine to generate structurally higher margins as volumes increase. The removal of key bottlenecks, additional skips, expanded stockpiles, reduced longwall downtime, and improved weather resilience has already delivered ~1 Mt of incremental Saleable production (~0.3 Mt from Buchanan and ~0.7 Mt from Mammoth). With system capacity now ~16% higher than pre‑investment levels, the business enters 2026 with the ability to progressively utilise this new capacity as conditions allow. Looking ahead, Saleable production is expected to increase in 2026, as we expect to deliver ~3 Mt on an annualised basis from our expansion projects. This uplift is anticipated to have a significant positive impact on earnings and operating cash flow, reinforcing our confidence in continued operational momentum and value creation. Caption: Buchanan Complex Stockpile Area 31 December 2025 Caption: Curragh Complex Stockpile Area 31 December 2025 Australian Operations (Curragh Complex) The December quarter delivered strong performance across all key metrics, with record-breaking ROM production and Sales volumes surpassing levels last seen in Q3 FY20. Our draglines operated at their highest levels since acquisition in 2018, consistently removing 50% or more of total waste throughout the year, up from a low of 37%, making our dragline system at the Curragh Complex a significant contributor to the reduction in mining costs. This achievement reflects the success of the “One Curragh Plan,” which was designed to enhance mining operations by improving dragline performance, decongesting operating pits and increasing strike-length, all of which are expected to enable sustained gains through fleet rationalisation, procurement, and cost management. These results demonstrate our ability to sustainably increase production volumes. Cost reductions continued to be realised, with Average Mining Costs Per Tonne Sold in Q4 remaining below the low-end of guidance, with further improvement expected after planned CHPP upgrades early this year (noting that this work may temporarily moderate production rates in the March quarter). The planned CHPP improvements early in the year are expected to unlock additional plant capacity, improving throughput efficiency, plant availability and recovery and allowing a greater proportion of mined tonnes to be washed and converted into Saleable production. These upgrades are designed to better align mining performance with product output and reduce the bottlenecks that have potential to constrain washed coal volumes. At Mammoth, all three continuous miners remained fully operational following the commencement of the third miner in late June. The mine operated three production panels and achieved run rates equivalent to over 2 Mt on an annualised basis during the quarter. Mammoth is expected to deliver an additional 2 Mt of incremental Saleable production per year, with planned uplift expected in 2026.

QUARTERLY REPORT DECEMBER 2025 5 We continue to recover from Cyclone Koji, which impacted the Curragh Complex in January FY26. The operational and planning improvements implemented over the past two years meant the site was able to respond more effectively than in past major weather events, maintaining production continuity where historically we would have experienced material disruption. While Q1 may show some variability, the site is demonstrating increasing resilience to weather‑related impacts. U.S. Operations (Logan and Buchanan) December delivered Buchanan’s highest Saleable production month since August 2022, including record daily ROM production and skip counts, highlighting the level of performance the Buchanan Complex is capable of sustaining as we move into FY26. During December, the Buchanan Complex also generated $20 million in earnings, 400 Kt of Saleable production and Average Mining Costs Per Tonne Sold of $67/t. In November, production shaft maintenance was completed without disruption, enabled by the new redundancy in the skipping systems Although performance improved in December, geological conditions in both the North and South longwalls at Buchanan during October and November resulted in marginally lower production in Q4 as compared to the previous quarter. Buchanan continues to benefit from the operational flexibility afforded by the two longwalls and increased skip counts, which set a record average of 1,360 skips per day in December, an increase of ~42% as compared to the first half of the year when only one set of skips was operational. The Buchanan expansion project has added additional intermediate raw and product stockpiles and a second set of skips, providing further capacity. The 1 Mt run-rate was demonstrated in December and is expected to carry through into FY26. These new facilities have enabled a significant decoupling of maintenance schedules between the mine and processing plant, improving overall efficiency. The Buchanan expansion is expected to reduce costs, increase production above levels that were achieved at the time Coronado acquired Buchanan, and ensure a long (20+ years) life. Logan’s four underground mines performed well, meeting forecasted production for the quarter. Rail and port operations experienced a minor vessel delay into January, which had no impact on mine or plant performance. Inventory held at sites and port due to the vessel delay is expected to support consistent Sales volumes during the two longwall moves scheduled in the March quarter. Safety and Health A fatal incident involving one of Coronado’s employees occurred at the Logan Complex in West Virginia, United States, in mid-December. Operations at the Lower War Eagle mine where the incident occurred were suspended to allow the necessary investigations to be carried out. Production resumed on 29 December 2025. The safety and health of everyone involved in our operations has always been and will remain our top priority. The Company is working with relevant authorities as they investigate the incident. A leadership driven response is underway, focused on reinforcing safety culture through targeted intervention, cultural initiatives and additional training programs. The Group TRIR as of 31 December 2025 was 1.39 compared to 1.18 in 2024. In Australia, the 12-month rolling average TRIR as of 31 December 2025 was 3.62. In the U.S., the 12-month rolling average TRIR as of 31 December 2025 was 2.30. Both metrics remain well below the respective industry averages, with U.S. performance approximately 36% better and Australia approximately 56% better than the applicable industry benchmarks. In early January 2026, Mammoth Underground Mine Management Pty Ltd, the contracted operator for Mammoth, advised that a fatal incident involving one of its contracted employees had occurred at our Curragh Complex. The Company is providing all necessary support to Mammoth Underground Mine Management Pty Ltd, which is currently working with the relevant authorities at site to understand the cause of the incident. The operations at Mammoth Underground Mine remain suspended. Sales volumes, Realisations and Mix Sales volumes were up 11% as compared to the prior quarter, attributable to improved performance from both the Australian and U.S. operations. Met Coal realisation was similar to the prior quarter, as the market continued to prefer 2 nd tier lower cost products. Sales mix consisted of ~72% Met Coal and ~28% thermal coal, primarily due to catching up on contracted thermal coal Sales volumes.

QUARTERLY REPORT DECEMBER 2025 6 METALLURGICAL COAL MARKETS Outlook During Q4 2025, the Met Coal market experienced the highest PLV HCC FOB AUS Index price since July 2024, reaching $218/t, with prices rallying sharply from October through mid-December. Prices have continued to improve as we commence 2026. The benchmark PLV HCC FOB AUS index price averaged $200/t during Q4 2025, up 9% from the June and September quarters, which both averaged $184/t. Meanwhile, the benchmark LV HCC FOB USEC average index price for the December quarter was $178/t, slightly up from $175/t in the prior quarter. Wet weather in Queensland in December and Chinese mine inspections in October and November temporarily tightened supplies and supported prices, while recovering Mongolian border clearances and supply constraints for Australian Met Coal created competing supply pressures that ultimately drove FOB prices from $190/t in early October to $218/t by late December. Despite the price increase, weak Chinese steel demand and margin compression continued to have an impact during the quarter. Looking ahead, we expect the March quarter to be supported by India’s growing demand, with supply‑side factors such as Australian weather risks, Mongolian recovery and ongoing production rationalisation remain key price drivers. India’s diversification of suppliers and capacity expansion also have the potential to reshape global trade flows. We anticipate that prices have continued to strengthen, with FOB prices reaching $230/t in mid‑January, with further upside possible if supply remains tight. Coronado’s diversified operating footprint across Australia and the U.S. provides resilience against shifting trade flows and regional market dynamics. In the U.S., evolving tariff regimes and changes in European steel and trade policy are reshaping traditional export pathways for U.S. Met Coal, with industry data showing reduced U.S. exports into both China and Europe and a redirection of flows into alternative Asian markets such as India. Our view is that these shifts are expected to place greater pressure on higher‑cost U.S. producers, particularly those more exposed to European demand. Against this scenario, our low‑cost Buchanan Complex remains well positioned due to its competitive cost structure and flexibility to access non-European markets, while our Australian operations continue to benefit from strong regional demand dynamics. The U.S. market transition underscores the importance of portfolio optionality and Coronado continues to assess the most value‑accretive deployment of capital across its asset base as trade patterns evolve. The Company’s view is that the high‑vol Met Coal markets in the U.S. remain structurally challenged, with U.S. Met Coal exports declining, reflecting softer demand and fewer accessible markets. Independent analysis indicates that High‑Vol coals are increasingly competing as blend components rather than primary coke‑making feed, limiting their demand relative to mid‑vol products. Given Logan’s predominantly high‑vol product mix, the operation is more exposed to these market dynamics, which continue to narrow both domestic and export pathways. These conditions underscore the importance of portfolio optimisation and optionality in our strategic planning. Over the medium term, Coronado maintains a positive outlook. We anticipate a recovery in global steel production outside China, supported by improving local demand, rising trade barriers against Chinese steel exports, continued supply rationalisation, and sustained growth in Indian steel output. These dynamics are expected to underpin a gradual strengthening in Met Coal prices. FINANCIAL PERFORMANCE In the December quarter, Coronado made additional incremental improvements in its operational performance, ending the year below the mid-point of cost guidance with a ~$307 million improvement in operating costs over 12 months and the Curragh Complex Average Mining Costs Per Tonne Sold of $86/t for three consecutive quarters, representing a ~$20/t (~20%) improvement compared to 2023 and 2024. The Buchanan Complex also averaged $86/t over the same period, a $15/t (~14%) improvement year-on-year despite a challenging October and November due to geological conditions. These results position both assets firmly within the mid-point of the cost curve (prior to royalties for Curragh Complex), marking a structural shift in performance that is expected to be sustained and drive improved cash flows. These cost improvements position both our Australian and U.S. operations to benefit from higher volumes in 2026. As expected, our financial performance improved in H2 2025. The December quarter was the strongest quarter for sales, generating higher revenue and providing a visible trajectory toward positive cash generation through 2026. Our U.S. operations showed positive earnings for the year, with increased margin expansion to end Q4, and Curragh Complex delivered further cost compression positioning both segments to benefit from higher volumes in the year ahead.

QUARTERLY REPORT DECEMBER 2025 7 Cash Capital Expenditure declined as expected and was $38 million in the December quarter, ending the year at the bottom end of guidance ($245 million). Approximately $150 million in working capital initiatives highlighted at the end of September quarter have been fully settled and our year-end cash balance of $173 million does not include any new working capital levers. The new ABL Facility with Stanwell was fully drawn for $265 million on 1 December, and the previous Oaktree ABL Facility was fully repaid. The recent agreements with Stanwell put Coronado in a better financial position than the one that was expected following the re-set in FY27; and address both Coronado’s near and longer-term funding needs, mitigating downside impacts in a depressed Met Coal market. In simple terms, our new arrangements with Stanwell bring forward the improvements that were originally expected in FY27, immediately strengthen our liquidity, and give the Curragh Complex more flexibility in how it operates. The waiver of the remaining rebate under the Amended Coal Supply Agreement (ACSA), together with the prepayment mechanism that applies when Coronado’s liquidity is under $250 million, could add a further $200 to $250 million in cashflow over the course of FY26, depending on market prices and Stanwell’s nominated tonnages. The extent of the support Coronado has received from Stanwell, a Queensland government owned company, underscores the importance of Coronado to Queensland’s energy security and economy. In addition to the actions taken in FY25, the Company has a clear framework to mitigate future liquidity pressures, centred on controlled operating costs, maintaining reduced capital expenditure and utilising the flexibility provided by the new ABL Facility and Stanwell arrangements. The higher production run‑rates achieved as we exited 2025 provide additional revenue resilience, with increased volumes expected to translate into stronger operating cash generation as market conditions improve. Alongside these operating measures, the Company also retains strategic levers including portfolio optimisation and potential minority sale transactions that provide further optionality should additional liquidity or balance‑sheet flexibility be required. Together, these operational and strategic initiatives form a structured plan to manage potential future volatility and support a stable liquidity runway through FY26. In the medium and longer term we will focus on ways to reduce our debt and improve our capital structure while providing shareholder returns. The recent increase in prices, which we are in a better position to exploit due to recent project investments and potential minority asset disposals provide the most immediate levers for strengthening our balance sheet. Improving Curragh’s CHPP performance following the stabilisation of mining production and prioritising higher margin product outcomes could further contribute to this. The Company has no significant debt maturities near term, providing operational and financial stability through to 2029. Our most material debt consists of our senior secured notes due 2029, which bear interest at 9.25%; and our ABL Facility, which bears interest at 9% (as compared to 15% under the previous Oaktree ABL Facility). The ABL Facility includes only a borrowing-base covenant, and no earnings-based covenants until December 2027. Coronado expects to release its annual audited financial statements for the year ended 31 December 2025 (SEC Form 10-K) to the market on 24 February 2026 (AEST). Coronado quotes all numbers in U.S. dollars. This Quarterly Report was authorised for release by the Board of Coronado Global Resources Inc. Contacts Coronado Global Resources Inc. ARBN: 628 199 468 Registered Office: Level 33, Central Plaza One, 345 Queen Street, Brisbane QLD 4000 Australia. T: +61 7 3031 7777 | E: investors@coronadoglobal.com | www.coronadoglobal.com Investors Media Chantelle Essa Helen McCombie Vice President Investor Relations Sodali & Co T: +61 477 949 261 T: +61 411 756 248 E: cessa@coronadoglobal.com E: helen.mccombie@sodali.com

QUARTERLY REPORT
DECEMBER 2025
Coronado STEEL STARTS HERE

APPENDIX

Quarterly Production and Sales Volumes by Mine

Summary Information (unaudited)		Dec Q25	Sep Q25	Change	Dec 2025 YTD	Dec 2024 YTD	Change
ROM production	**Mt**	**6.9**	**7.4**	**-7.0%**	**27.2**	**26.6**	**2.5%**
Curragh	Mt	3.8	3.7	2.2%	13.4	12.6	6.6%
Buchanan	Mt	1.8	2.2	-19.1%	7.7	7.4	4.1%
Logan	Mt	1.3	1.5	-12.1%	6.2	6.6	-7.1%
Saleable production	**Mt**	**4.3**	**4.5**	**-4.9%**	**16.0**	**15.3**	**4.1%**
Curragh	Mt	3.1	3.1	0.2%	10.6	9.7	9.9%
Buchanan	Mt	0.8	1.0	-19.8%	3.6	3.5	1.0%
Logan	Mt	0.4	0.4	-5.4%	1.8	2.1	-16.9%
Sales volumes	**Mt**	**4.4**	**4.0**	**11.2%**	**15.6**	**15.8**	**-1.7%**
Curragh	Mt	3.0	2.8	9.5%	10.2	10.2	0.6%
Buchanan	Mt	1.0	0.8	14.6%	3.5	3.5	-1.0%
Logan	Mt	0.5	0.4	15.3%	1.8	2.1	-13.3%

Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", “plans", "considers", “forecasts", “anticipates", “targets" and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, including the proposed refinancing and/or replacement of our current asset-based loan, market share, industry volume, or other financial items, descriptions of management's plans or objectives for future operations, risk inherent to mining operations, such as adverse weather conditions, or descriptions or assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended 31 December 2024 filed with the ASX and SEC on 20 February 2025 (SEC 19 February 2025) (referred to in this report as the FY24 Form 10-K), as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This report includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance.

Non-GAAP financial measures used in this report include (i) Realised Price Per Tonne of Met Coal Sold, which we define as Met Coal revenues divided by Met Coal Sales volumes; (ii) Average Mining Costs Per Tonne Sold, which we define as mining costs divided by Sales volumes; and (iii) Average Mining Costs Per ROM production tonne, which we define as mining costs divided by ROM production.

We evaluate our mining cost on a cost per metric tonne basis. Mining costs is based on reported cost of coal revenues, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses, adjusted for other items that do not relate directly to the costs incurred to produce coal at the mine.

8

QUARTERLY REPORT

DECEMBER 2025

Reconciliations of certain forward-looking non-GAAP financial measures, including market guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below:

	For the three months ended 31 December 2025			
(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**409,885**	**224,205**	**16,365**	**650,455**
Less: Selling, general and administrative expense	(8)	-	(15,768)	(15,776)
Less: Depreciation, depletion and amortization	(23,744)	(27,536)	(597)	(51,877)
Total operating costs	**386,133**	**196,669**	**-**	**582,802**
Less: Other royalties	(35,328)	(9,592)	-	(44,920)
Less: Stanwell rebate	(30,427)	-	-	(30,427)
Less: Freight expenses	(47,695)	(25,703)	-	(73,398)
Less: Other non-mining costs	(2,388)	-	-	(2,388)
Total mining costs	**270,295**	**161,374**	**-**	**431,669**
Sales Volume excluding non-produced coal (Mt)	3.0	1.4	-	4.4
Average mining costs per tonne sold	**$89.6t**	**$112.7/t**	**0**	**$97.0/t**

	For the three months ended 30 September 2025			
(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**370,733**	**175,232**	**8,106**	**554,071**
Less: Selling, general and administrative expense	(4)	-	(7,537)	(7,541)
Less: Depreciation, depletion and amortization	(22,573)	(26,056)	(569)	(49,198)
Total operating costs	**348,156**	**149,176**	**-**	**497,332**
Less: Other royalties	(30,035)	(8,655)	-	(38,690)
Less: Stanwell rebate	(26,331)	-	-	(26,331)
Less: Freight expenses	(49,717)	(22,006)	-	(71,723)
Less: Other non-mining costs	(1,603)	-	-	(1,603)
Total mining costs	**240,470**	**118,515**	**-**	**358,985**
Sales Volume excluding non-produced coal (Mt)	2.8	1.2	-	4.0
Average mining costs per tonne sold	**$87.3/t**	**$95.0/t**	**$0/t**	**$89.7/t**

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QUARTERLY REPORT
DECEMBER 2025
Coronado STEEL STARTS HERE

(In US$000, except for volume data, unaudited)	For the twelve months ended 31 December 2025			
	Australia	**United States**	**Other / Corporate**	**Total Consolidated**
Total costs and expenses	**1,428,070**	**813,046**	**41,340**	**2,282,456**
Less: Selling, general and administrative expense	(19)	(13)	(39,218)	(39,250)
Less: Depreciation, depletion and amortization	(83,921)	(101,059)	(2,122)	(187,102)
Total operating costs	**1,344,130**	**711,974**	**-**	**2,056,104**
Less: Other royalties	(125,460)	(37,518)	-	(162,978)
Less: Stanwell rebate	(100,542)	-	-	(100,542)
Less: Freight expenses	(179,067)	(88,948)	-	(268,015)
Less: Other non-mining costs	(7,030)	-	-	(7,030)
Total mining costs	**932,031**	**585,508**	**-**	**1,517,539**
Sales Volume excluding non-produced coal (Mt)	10.2	5.3	-	15.6
Average mining costs per tonne sold	**$91.0/t**	**$109.9/t**	**0**	**$97.5/t**

(In US$000, except for volume data, unaudited)	For the twelve months ended 31 December 2024			
	Australia	**United States**	**Other / Corporate**	**Total Consolidated**
Total costs and expenses	**1,680,817**	**867,830**	**38,609**	**2,589,256**
Less: Selling, general and administrative expense	(57)	-	(36,887)	(36,944)
Less: Depreciation, depletion and amortization	(88,329)	(97,349)	(1,722)	(187,400)
Total operating costs	**1,592,431**	**770,481**	**-**	**2,362,912**
Less: Other royalties	(247,201)	(42,477)	-	(289,678)
Less: Stanwell rebate	(116,870)	-	-	(116,870)
Less: Freight expenses	(149,987)	(91,390)	-	(241,377)
Less: Other non-mining costs	(24,307)	(7,372)	-	(31,679)
Total mining costs	**1,054,066**	**629,242**	**-**	**1,683,308**
Sales Volume excluding non-produced coal (Mt)	10.1	5.6	-	15.7
Average mining costs per tonne sold	**$104.6/t**	**$112.6/t**	**-**	**$107.4/t**

A reconciliation of Realised Price Per Tonne of Met Coal Sold is shown below for each of the periods presented in this report:

(In US$'000, except for volume data, unaudited)	For the three months ended 31 December 2025		
	Australian Operations	**U.S. Operations**	**Consolidated**
Total Revenues	**351,859**	**198,675**	**550,534**
Less: Other revenues	(7,563)	(12)	(7,575)
Total coal revenues	**344,296**	**198,663**	**542,959**
Less: Thermal coal revenues	(57,910)	(6,049)	(63,959)
Met Coal revenues	**286,386**	**192,614**	**479,000**
Volume of Met Coal sold (Mt)	1.9	1.3	3.2
Average realised Met price per tonne sold	**$151.6/t**	**$144.9/t**	**$148.8/t**

(In US$'000, except for volume data, unaudited)	For the three months ended 30 September 2025		
	Australian Operations	**U.S. Operations**	**Consolidated**
Total Revenues	**300,317**	**181,810**	**482,127**
Less: Other revenues	(5,445)	(12)	(5,457)
Total coal revenues	**294,872**	**181,798**	**476,670**
Less: Thermal coal revenues	(37,120)	(8,275)	(45,395)
Met Coal revenues	**257,752**	**173,523**	**431,275**
Volume of Met Coal sold (Mt)	1.8	1.1	2.9
Average realised Met price per tonne sold	**$145.1/t**	**$154.2/t**	**$148.6/t**

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QUARTERLY REPORT
DECEMBER 2025

(In US$'000, except for volume data, unaudited)	For the twelve months ended 31 December 2025 Australian Operations	U.S. Operations	Consolidated
Total Revenues	**1,185,298**	**764,489**	**1,949,787**
Less: Other revenues	(28,569)	(802)	(29,371)
Total coal revenues	**1,156,729**	**763,687**	**1,920,416**
Less: Thermal coal revenues	(131,901)	(29,410)	(161,311)
Met Coal revenues	**1,024,828**	**734,277**	**1,759,105**
Volume of Met Coal sold (Mt)	6.9	4.9	11.8
Average realised Met price per tonne sold	**$149.3/t**	**$149.2/t**	**$149.3/t**

(In US$'000, except for volume data, unaudited)	For the twelve months ended 31 December 2024 Australian Operations	U.S. Operations	Consolidated
Total Revenues	**1,594,981**	**912,732**	**2,507,713**
Less: Other revenues	(34,706)	(28,145)	(62,851)
Total coal revenues	**1,560,275**	**884,587**	**2,444,862**
Less: Thermal coal revenues	(87,798)	(30,000)	(117,798)
Met Coal revenues	**1,472,477**	**854,587**	**2,327,064**
Volume of Met Coal sold (Mt)	7.2	5.3	12.5
Average realised Met price per tonne sold	**$203.9/t**	**$160.1/t**	**$185.3/t**

(In US$000, except for volume data, unaudited)	For the year ended 31 December 2025 Total Consolidated
Total costs and expenses	**2,282,456**
Less: Selling, general and administrative expense	(39,250)
Less: Depreciation, depletion and amortization	(187,102)
Total operating costs	**2,056,104**
Less: Other royalties	(162,978)
Less: Stanwell rebate	(100,542)
Less: Freight expenses	(268,015)
Less: Other non-mining costs	(7,030)
Total mining costs	**1,517,539**
ROM Production	27.2
Mining cost per Mt sold ($)	**$55.7/t**

11

QUARTERLY REPORT
DECEMBER 2025

GLOSSARY

A$	Australian dollar currency
ABL Facility	Asset Based Lending facility
AEST	Australian Eastern Standard Time
AU / AUS	Australia
ASX	Australian Securities Exchange
Available Liquidity	Refer Non-GAAP Financial Measures section
Average Mining Costs Per Tonne Sold	Refer Non-GAAP Financial Measures section (also referred to in this document as 'unit cost')
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows
CDI	Chess Depositary Interest
CHPP	Coal Handling Preparation Plant
Closing Cash	Cash and Cash Equivalents (excluding restricted cash) at the end of the quarter
EBITDA	Earnings before interest, tax, depreciation, and amortization
FOB	Free On Board in the vessel at the port
FOR	Free on Rail in the railcar at the mine
Free Cash Flow	Net Cash from Operating Activities less cash taxes, Capital Expenditure, Acquisition Expenditure, amounts reserved for Capital / Acquisition Expenditure and amounts required for Fixed Dividends and Debt Servicing.
FY	Full Year 1 January to 31 December
Group	Result for all Coronado Global Resources entities in Australia and the United States
H1	First six months of calendar year
HCC	Hard coking coal
HVA	High Vol A
HVB	High Vol B
Kt	Thousand tonnes, metric
LTI	Lost Time Injury
LV HCC FOB USEC index price	Low-Volatile Hard Coking Coal Free On Board United States East Coast benchmark index price
Mammoth	Mammoth Underground Mine, in the Curragh Complex
Mbcms	Million Bank Cubic Metres of waste movement
Met Coal	Metallurgical quality coal
Mt	Million tonnes, metric
Net (Debt) / Cash	Refer Non-GAAP Financial Measures section
NEWC Thermal index price	Thermal Coal Free On Board Newcastle (Australia) benchmark index price
One Curragh Plan	The planned improvement initiatives at the Company's Curragh Mine Complex in Australia.
PCI	Pulverised Coal Injection
PLV HCC FOB AUS index price	Premium Low-Volatile Hard Coking Coal Free On Board Australian benchmark index price
PLV HCC CFR China index price	Premium Low-Volatile Hard Coking Coal (including cost of freight) to China benchmark index price
Prime Waste	Overburden removed (excluding rehandled waste) to gain access to the ore body
Realised pricing	Actual price received
Average realised Met price per tonne sold	Refer Non-GAAP Financial Measures section
ROM	Run of Mine, coal mined unwashed
Saleable production	Coal available to sell, either washed or bypassed
Sales volumes	Sales to third parties
SGX Forward Curve	Singapore Exchange Australian Coking Coal futures quotes
Strip Ratio	Ratio of overburden removed to coal mined (ROM)
tCO2e	Tonnes of Carbon Dioxide equivalent emissions
Total Waste	Overburden removed (including rehandled waste) to gain access to the ore body
TRIFR	Total Reportable Injury Frequency Rate, is the number of fatalities, lost time injuries, cases or substitute work and other injuries requiring medical treatment per Million hours worked on a rolling 12-month basis (used in Australia)
TRIR	Total Reportable Incident Rate, is a mathematical computation that takes into account how many Mine Safety and Health Administration (MSHA) recordable incidents our Company has per 200,000 hours worked on a rolling 12-month basis (used in the U.S. and for the Group)
US$	United States dollar currency
U.S.	United States of America
VWAP	Volume Weighted Average Realised Price
YTD	Year-to-date for the calendar year

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